Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Board Elects Rick L. Burdick as Lead Independent Director

FORT LAUDERDALE, Fla., (December 17, 2018) - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors elected Rick L. Burdick as its Lead Independent Director effective December 17, 2018. Mr. Burdick is a long-standing director of the Company and a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm.

AutoNation also announced that Michael Larson informed the Company that he is stepping down from the Company’s Board of Directors, effective as of December 17, 2018, the date of this year’s last scheduled meeting of the Board.

“We thank him for his many years of service on the Board and his contributions to the Company and our shareholders and wish him the best,” said Mike Jackson, AutoNation’s Chairman, Chief Executive Officer and President.

“After nearly nine years of serving on AutoNation’s Board, I believe now is the right time for me to transition off and focus on managing other positions within our fund’s portfolios,” said Mr. Larson. “As a long-time AutoNation investor and Board member, I am proud of the leadership team’s many accomplishments and wish them only the best for a bright and strong future.”

About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of September 30, 2018, AutoNation owned and operated 325 new vehicle franchises from coast to coast. AutoNation has sold nearly 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.